Exhibit 10.1

1001 TILLMAN, P.O. BOX 80407

MEMPHIS, TENNESSEE 38108-0407

TEL 901.320.8100 FAX 901.320.8685

As of May 23, 2013

[Full Name]

[Address]

Dear [First Name]:

RE: Cash Bonus Letter Agreement

As you may know, pursuant to the Agreement and Plan of Merger, dated April 23, 2013, by and among Buckeye Technologies Inc. (the “Company”), Georgia-Pacific LLC (“Georgia-Pacific”) and GP Cellulose Group LLC (the “Merger Agreement”), Georgia-Pacific has agreed to acquire the Company.

Pursuant to the Merger Agreement, the Company is not permitted to issue equity grants to employees in the coming fiscal year. However, the Company is permitted to offer employees a retention incentive in substitution for the typical equity grants that we would make in July. You are a valued member of the Buckeye team and your continued service to the Company is essential in order for the transactions contemplated by the Merger Agreement to be completed. Accordingly, in lieu of the Company’s annual equity grant and in order to incentivize you to remain employed by the Company through the date on which the transactions contemplated by the Merger Agreement are consummated (the “Closing Date”), the Company has decided to grant you a cash bonus on the terms and conditions set forth in this agreement (the “Letter Agreement”).

Contingent on the “Closing” (as such term is defined in the Merger Agreement) occurring on or before May 31, 2014 and generally contingent on your continued employment with the Company through the Closing Date, you will receive a cash retention bonus equal to $[            ] (the “Bonus”). The Bonus (less applicable withholding taxes) will be paid to you by the Company as soon as administratively feasible, and within 30 days following the Closing Date.

If, prior to the Closing Date, (a) your employment with the Company terminates due to your death or “Disability” or (b) your employment with the Company is terminated by the Company without “Cause” (as such terms are defined in Attachment I), then, provided the Closing Date occurs on or before May 31, 2014, you will receive the Bonus as soon as administratively feasible following the Closing Date. If your employment with the Company terminates or is terminated for any other reason prior to the Closing Date, the Bonus will be forfeited as of such date with no other compensation payable to you.

Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before May 31, 2014, then this Letter Agreement will be void and no Bonus will be payable to you.

The parties may not amend, modify, or change this Letter Agreement in whole or in part, except by an agreement in writing signed by you and the Company. This Letter Agreement shall be binding upon any successor or assign of the Company.

Nothing contained in this Letter Agreement shall be construed as giving you any right to be retained in the employ or service of the Company or any of its subsidiaries.

This Letter Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without reference to any state’s conflicts of law principles. The parties may execute this Letter Agreement in multiple counterparts.

If the terms in this Letter Agreement are acceptable to you, please sign where indicated below and return this Letter Agreement to Company’s General Counsel.

Very truly yours,

BUCKEYE TECHNOLOGIES INC.

By:
John B. Crowe
Chairman and Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED this      day of             , 2013

[Participant Name]

Dated: